                                                                                                                                                                            Exhibit 99

HON INDUSTRIES                                   P.O. Box 1109, Muscatine, Iowa  52761-0071

News Release

FOR INFORMATION CONTACT:  Jerald K. Dittmer, Vice President & CFO (563) 264-7400

Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 264-7406

HON INDUSTRIES Announces Acquisition of Paoli, Inc.

MUSCATINE, Iowa (December 17, 2003) - HON INDUSTRIES Inc. (NYSE: HNI) announced today that it has signed an agreement to purchase the assets of Paoli, Inc., a subsidiary of Klaussner Furniture Industries, Inc.  Paoli, headquartered in Orleans, Indiana is a leading provider of wood case goods and seating with well-known brands, broad product offering, and strong independent representative sales and dealer networks. Paoli has annual sales in excess of $80 million.

The acquisition is expected to close early January 2004, subject to satisfactory completion of closing conditions and expiration of the Hart-Scott-Rodino waiting period.  While details of the transaction were not disclosed, HON INDUSTRIES intends to make the purchase with existing cash. The acquisition is expected to add to earnings.

Paoli, led by President Tom Tolone and its management team, will continue to operate as a focused, stand-alone entity with a unique brand position and strategy.  The company will continue to market its products through its existing independent representative sales and dealer networks. "This is a great opportunity to continue to build on Paoli's strong position in the market and excellent selling capabilities while leveraging HON INDUSTRIES' lean enterprise practices to achieve greater cost efficiencies and improved customer performance," said Stan A. Askren, President, HON INDUSTRIES. "Paoli management has done an excellent job in growing profitably in a very challenging environment.  We look forward to working with Tom and the entire Paoli team."

"The acquisition supports our strategy of operating through decentralized businesses, focusing on distinct markets, building strong brands, while emphasizing operational excellence," said Jack D. Michaels, Chairman and CEO, HON INDUSTRIES.  "We are pleased to add Paoli to the HON INDUSTRIES family."

HON INDUSTRIES Inc. provides products and solutions for the home and workplace environments and is the second largest office furniture manufacturer in the United States.  HON INDUSTRIES is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Company's strong brands, including HON®, Allsteel®, Gunlocke®, Heatilator® and Heat-N-Glo®, have leading positions in their markets.  HON INDUSTRIES is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, the Company was recognized for the third consecutive year as one of the 400 Best Big Companies in America by Forbes magazine in 2003, and as America's Most Admired Company in the furniture industry by Fortune magazine in 2003.  HON INDUSTRIES' common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Company's website at www.honi.com.

Forward-looking Statements
Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results, particularly those with respect to expected earnings for the remainder of the fiscal year.  These risks include, among others: the potential that the closing conditions to complete the acquisition are not satisfied and that the closing is delayed or blocked due to government review under the Hart-Scott-Rodino Antitrust Improvements Act; the potential that the acquisition does not add to earnings; the Company's ability (a) to realize financial benefits from its cost containment and business simplification initiatives, and (b) to realize financial benefits from investments in new products; lower than expected demand for the Company's products due to uncertain political and economic conditions; competitive pricing pressure from foreign and domestic competitors; and other factors described in the Company's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

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